NEWS

CONTACT:	Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

ACORN FACTOR, INC ANNOUNCES
RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2007

MAHWAH, NJ - MAY 17, 2007 - ACORN FACTOR, INC. (OTCBB: ACFN) today announced results for the quarter ended March 31, 2007. The Company reported a net loss of $1.7 million for the quarter ended March 31, 2007, as compared to a net loss of $2.8 million for the quarter ended March 31, 2006. The $1.7 million loss for the quarter ended March 31, 2007 included non-cash finance expense of $827,000 recorded with respect to the beneficial conversion feature associated with the portion of the Company’s recent private placement of Debentures, $270,000 of stock compensation expense and $187,000 as the Company’s share of losses from its investment in Paketeria. The Company’s operating loss decreased to $655,000 in the quarter ended March 31, 2007 from $720,000 in the quarter ended March 31, 2006.

On April 18, 2007, Comverge announced the completion of its initial public offering of 6,095,000 shares of common stock (including 795,000 shares sold by certain selling shareholders). The shares of Comverge are listed on the Nasdaq Global Market under the symbol "COMV". The Company did not sell any of its shares of Comverge common stock in the offering. The Company currently owns 2,786,021 shares of Comverge common stock, representing 15.9% of the issued and outstanding capital stock of Comverge following the offering. As a result of the Comverge IPO, the Company expects to record a non-cash gain on its statement of operations for the second quarter of 2007 of approximately $15.5 million to reflect the Company’s share of the increase in Comverge’s paid-in-capital as a result of the offering.

John A. Moore, Chairman, President and Chief Executive Officer of Acorn Factor commented: "Comverge’s successful IPO has created a new category, Demand Response, in the public cleantech market. Demand Response is the most exciting driver of a multi-billion dollar market to upgrade our nation’s electric grid. Comverge’s management transformed the business from the leading provider of load switches to the leading provider of virtual peaking capacity for utilities. We are proud of the role Acorn has had in founding Comverge and in bringing it to this milestone and we are excited that we continue to be Comverge’s largest shareholder. We intend to parlay our unique perspective on how to impact energy markets and our capital to find other “acorns” in the power intelligence space to generate value for our shareholders."

The results for the quarter ended March 31, 2006 reflect the sale in March 2006 of the Company’s Databit Inc. subsidiary and its computer hardware sales business. Under applicable accounting principles, the results of this business have been reflected as a discontinued operation in the quarter ended March 31, 2006. The Company’s continuing operations consist of its RT Solutions and OncoPro segments, which are conducted though the Company’s dsIT Solutions Ltd. subsidiary.

Sales in the first three months of 2007 increased by $66,000 or 7% from $973,000 in the first quarter of 2006 to $1,039,000 in the first quarter of 2007. The increase was primarily attributable to an increase in RT Solutions segment sales partially offset by a decrease in other non-segment sales.

Gross profit in the first three months of 2007 increased by $57,000 or 25% as compared to the first quarter of 2006. The increase was due to increases in gross profit in both the RT Solutions and the OncoPro operating segments. The increase in RT Solutions gross profit was due to increased sales whereas the increase in OncoProTM gross profit was due to an increase in the gross margin.

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TEL: 818.379-8500 FAX: 818. 379-4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

ACFN FIRST QUARTER RESULTS	PAGE TWO

SMG&A in the first three months of 2007 decreased by $112,000 or 12% as compared to the first three months of 2006. This decrease was due primarily to the waiver by senior management in the Company’s dsIT subsidiary of certain severance amounts and other entitlements in order to bring dsIT into better compliance with covenants under its agreements with its banks. This reduction was partially offset by a $133,000 increase in stock option compensation expense recorded with respect to SFAS 123R.

The increase in finance expense in the first three months of 2007 compared with the first three months of 2006 is due primarily to the interest expense of $827,000 recorded with respect to the beneficial conversion feature associated with that portion of the recent private placement of convertible Debentures which was completed in the first quarter of 2007.

In the first quarter of 2006, the Company reached a settlement agreement with an Israeli bank with respect to both the Company’s claims against the bank and the bank’s counterclaim against the Company. As a result of the settlement agreement, the Company recorded other income of $330,000, net of legal expenses.

In the first quarter of 2006, Company recognized $210,000 in previously unrecognized and current losses of its Comverge equity affiliate offsetting additional investments in that amount during the quarter in Comverge preferred stock. As the Company’s investment in Comverge was reduced to zero, the Company recorded no additional losses against the Company’s investment in Comverge in the first quarter of 2007.

In the first quarter of 2007, the Company recorded an equity loss of $133,000 representing an approximately 33% share of Paketeria’s losses for the period. In addition, the Company also recognized additional losses totaling $54,000 with respect to stock compensation expense associated with a previous option grant to Paketeria’s founder and managing director and amortization related to the acquired value of a non-compete agreement and franchises.

The loss on sale of discontinued operation and contract settlement resulted from the sale of the Company’s Databit computer hardware company and the contract settlement with the Company’s former CEO during the first quarter of 2006.

In April 2007, the Company also completed the second and final closing of the private placement of convertible Debentures raising an additional $2.6 million before commissions and expenses.

About Comverge:

Comverge is a leading provider of clean energy solutions that improve grid reliability and enable utilities to increase available electric capacity through reduced energy consumption during periods of peak energy demand on a more cost-effective basis than conventional alternatives. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

About Acorn Factor:

Acorn Factor, Inc., formerly Data Systems & Software Inc., is a holding company which currently maintains an equity position in Comverge, Inc. - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. ACFN also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor and its subsidiary and equity affiliates is available at www.acornfactor.com, www.dsit.co.il, www.comverge.com and www.paketeria.de .

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TEL: 818.379-8500 FAX: 818. 379-4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

ACFN FIRST QUARTER RESULTS	PAGE THREE

ACORN FACTOR, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)

	Three months ended March 31,
	2006	2007
Sales
Projects	$730	$812
Services	237	206
Other	6	21
	973	1,039
Cost of sales
Projects	539	581
Services	206	173
Other	--	--
	745	754
Gross profit	228	285
Operating expenses:
Research and development expenses	26	130
Selling, marketing, general and administrative expenses	922	810
Total operating expenses	948	940
Operating loss	(720)	(655)
Finance income (expense), net	14	(853)
Other income, net	330	--
Loss before taxes on income	(376)	(1,508)
Taxes on income	(2)	(2)
Loss from operations of the Company and its consolidated subsidiaries	(378)	(1,510)

Share in losses of Comverge	(210)	--
Share in losses of Paketeria	--	(187)
Net loss from continuing operations	(588)	(1,697)
Net income from discontinued operations, net of tax	78	--
Loss on sale of discontinued operations and contract settlement, net of tax	(2,298)	--

Net loss	($2,808)	($1,697)

Basic and diluted income (loss) per share:
Loss per share from continuing operations	($0.07)	($0.18)
Discontinued operations	(0.27)	--
Net loss per share - basic and diluted	($0.34)	($0.18)
Weighted average number of shares outstanding - basic and diluted	8,160	9,507

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TEL: 818.379-8500 FAX: 818. 379-4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403

ACORN FACTOR, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)
ASSETS	As of December 31, 2006	As of March 31, 2007
		(unaudited)
Current assets:
Cash and cash equivalents	$1,521	$4,275
Accounts receivable, net	1,373	1,192
Unbilled work-in-process	393	554
Other current assets	316	512
Total current assets	3,603	6,533
Property and equipment, net	445	504
Investment in Paketeria	1,212	1,051
Other assets	285	282
Funds in respect of employee termination benefits	1,568	1,541
Goodwill	97	96
Other intangible assets, net	48	42
Total assets	$7,258	$10,049
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank credit	$462	$160
Current maturities of long-term debt	26	100
Note payable - related party	300	300
Trade accounts payable	378	378
Accrued payroll, payroll taxes and social benefits	478	524
Other current liabilities	1,700	1,931
Total current liabilities	3,344	3,393
Long-term liabilities:
Investment in Comverge, net	1,824	1,824
Convertible debt, net of discounts	--	2,388
Liability for employee termination benefits	2,545	2,293
Other liabilities	6	4
Total long-term liabilities	4,375	6,509
Shareholders’ equity:
Common stock - $0.01 par value per share:
Authorized - 20,000,000 shares; Issued -10,276,030 shares and 10,334,530	102	103
at December 31, 2006 and March 31, 2007
Additional paid-in capital	43,987	46,111
Warrants	888	1,359
Accumulated deficit	(41,904)	(43,906)
Treasury stock, at cost - 777,371 shares for December 31, 2006 and March 31, 2007, respectively	(3,592)	(3,592)
Accumulated other comprehensive income	58	72
Total shareholders’ equity (deficit)	(461)	147
Total liabilities and shareholders’ equity	$7,258	$10,049

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5/17/07

TEL: 818.379-8500 FAX: 818. 379-4747 ADDRESS: 15165 Ventura Blvd., #425, Sherman Oaks, CA 91403